Exhibit 99.2
The information in this preliminary prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 497

Registration No.
SUBJECT TO COMPLETION, DATED , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE NOTES OFFERINGS](1)
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated , 20 )
 $
% [Senior](2) Notes due

Triangle Capital Corporation is organized as an internally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. We are offering $ in aggregate principal amount of     % notes due 20 , which we refer to as the Notes. The Notes will mature on , 20 . We will pay interest on the Notes on ,  ,  and of each year, beginning , 20 . We may redeem the Notes in whole or in part at any time or from time to time on or after December 15, 2015, at the redemption price of par, plus accrued interest, as discussed under the caption “Specific Terms of the Notes and the Offering—Optional redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $ and integral multiples of $ in excess thereof.
The Notes will be our direct senior unsecured obligations and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by Triangle Capital Corporation.
We intend to list the Notes on the [New York Stock Exchange] and we expect trading to commence thereon within days of the original issue date under the trading symbol “ .” The Notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Currently, there is no public market for the Notes.
Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina 27612, or by telephone by calling collect at (919) 719-4770, or on our website at www.tcap.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at www.sec.gov that contains such information.

Investing in the Notes is speculative and involves numerous risks, including the risk associated with the use of leverage. For more information regarding these risks, please see “Risk Factors” beginning on page S- of this prospectus supplement and on page of the accompanying prospectus.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if either this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Public offering price %	$
Underwriting discount (sales load)%	$
Proceeds to us before expenses (1)%	$
(1) Before deducting expenses payable by us related to this offering, estimated at $ .
[The underwriters may also purchase up to an additional $ total aggregate principal amount of Notes offered hereby, to cover over-allotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ , the total underwriting discount (sales load) paid by us will be $            , and total proceeds, before expenses, will be $        .]
THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about     , 20 .

[Underwriters]

The date of this prospectus supplement is                     , 20 .

(1)
In addition to the information provided in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, additional information particular to the terms of each security offered thereby and any additional related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the retail notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

(2) Notes will be denominated as “senior notes” if we have subordinated debt outstanding at issuance.

PROSPECTUS SUPPLEMENT
TABLE OF CONTENTS

Page
About This Prospectus
Specific Terms of the Notes and the Offering
Special Note Regarding Forward-Looking Statements
The Company
Risk Factors
Selected Condensed Consolidated Financial and Other Data
Use of Proceeds
Capitalization
Ratios of Earnings to Fixed Charges
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Certain U.S. Federal Income Tax Consequences
Underwriting
Legal Matters
Privacy Notice
Available Information
Index to Financial Statements

PROSPECTUS
TABLE OF CONTENTS

[Insert table of contents from base prospectus]

ABOUT THIS PROSPECTUS
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about the securities which we may offer from time to time, some of which may not apply to the Notes offered by this prospectus supplement.
If information varies between this prospectus supplement and the accompanying prospectus, you should rely only on such information in this prospectus supplement. The information contained or incorporated by reference in this prospectus supplement supersedes any inconsistent information included or incorporated by reference in the accompanying prospectus. In various places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table above. All such cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.
Unless we have indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase an additional principal amount of Notes from us to cover any over-allotments. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollar” are to the lawful currency of the United States.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE RESPECTIVE DATES OF SUCH INFORMATION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY SALES OF THE SECURITIES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section of the prospectus supplement together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Triangle Capital Corporation

Title of the securities	% Notes due 20

Initial aggregate principal amount being offered	$

Over-allotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover over-allotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity
     % of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Trustee, Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of Note	Fixed rate note

Listing	We intend to list the Notes on the [New York Stock Exchange, or the NYSE], within days of the original issue date under the trading symbol “ .”

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	, 20

Stated maturity date	, 20

Date interest starts accruing	, 20

Interest payment dates
Every , , and commencing , 20 . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods
The initial interest period will be the period from and including      , 2012, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Every , , and commencing , 20 .

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:
- pari passu with our current and future senior unsecured indebtedness, including without limitation, our 7.00% Notes due 2019, or the 2019 Notes, and our 6.375% Notes due 2022, or the 2022 Notes;
- senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

- effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, borrowings under our $ million senior secured revolving credit facility, or the Credit Facility; and

- structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, the indebtedness of Triangle SBIC and Triangle SBIC II.

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , 20 upon not less than days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to % of the outstanding principal amount of the Notes plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, which we collectively refer to as the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act to the extent applicable and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us.

Covenant defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

Other covenants	In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants shall apply to the Notes:

- We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. These provisions generally prohibit us from (i) making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings, and (ii) declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

- If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles, or U.S. GAAP.

Events of default	You will have rights if an Event of Default occurs with respect to the Notes and is not cured.

The term “Event of Default” in respect of the Notes means any of the following:
- We do not pay the principal of any Note on its due date.
- We do not pay interest on any Note when due, and such default is not cured within 30 days.

- We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the Notes.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

- On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage of less than 100%.

Further issuances
We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Use of proceeds
We estimate that the net proceeds we will receive from the sale of the $ million aggregate principal amount of Notes in this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their over-allotment option), in each case assuming a public offering price of % of par, after deducting the underwriting discount of $         million (or approximately $         million if the underwriters fully exercise their over-allotment option) payable by us and estimated offering expenses of approximately $ payable by us. We intend to use the net proceeds of this offering to invest in lower middle market companies in accordance with our investment objective and strategies and for working capital and general corporate purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus supplement constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth elsewhere in this prospectus supplement. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism; and

•	future changes in laws or regulations and conditions in our operating areas.
We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We note that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to statements made in this prospectus supplement or the accompanying prospectus.

THE COMPANY
This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand the terms of the Notes offered hereby, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the securities we are offering. You should carefully read the sections titled “Risk Factors,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Available Information” and the financial statements contained elsewhere in this prospectus supplement and the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ over-allotment option.
Triangle Capital Corporation is a Maryland corporation incorporated on October 10, 2006, for the purpose of acquiring Triangle Mezzanine Fund LLLP, or Triangle SBIC, and its general partner, Triangle Mezzanine LLC, or TML, raising capital in its initial public offering, or IPO, which closed on February 21, 2007 and, thereafter, operating as an internally managed business development company, or BDC, under the 1940 Act. Triangle SBIC is licensed as a small business investment company, or SBIC, by the United States Small Business Administration, or SBA. Simultaneously with the consummation of our IPO, we acquired all of the equity interests in Triangle SBIC and TML as described in the accompanying prospectus under “Formation Transactions,” whereby Triangle SBIC became our wholly owned subsidiary. Triangle Mezzanine Fund II LP, or Triangle SBIC II, is a wholly owned subsidiary of Triangle Capital Corporation that is licensed by the SBA to operate as an SBIC. Unless otherwise noted in this prospectus supplement or the accompanying prospectus, the terms “we,” “us,” “our,” the “Company” and “Triangle” refer to Triangle SBIC prior to the IPO and to Triangle Capital Corporation and its subsidiaries, including Triangle SBIC and Triangle SBIC II, currently existing, and the term “SBIC subsidiaries” refers collectively to Triangle SBIC and Triangle SBIC II.
Triangle Capital Corporation
Triangle Capital Corporation is a specialty finance company that provides customized financing to lower middle market companies located primarily in the United States. Our goal is to be the premier provider of capital to these companies. Our investment objective is to seek attractive returns by generating current income from our debt investments and capital appreciation from our equity related investments. Our investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. We invest primarily in subordinated debt securities secured by second lien security interests in portfolio company assets, coupled with equity interests. On a more limited basis, we also invest in senior debt securities secured by first lien security interests in portfolio companies.
We focus on investments in companies with histories of generating revenues and positive cash flow, established market positions and proven management teams with strong operating discipline. Our target portfolio company has annual revenues between $20.0 and $200.0 million and annual earnings before interest, taxes, depreciation and amortization, or EBITDA, between $3.0 and $35.0 million. We believe that these companies have less access to capital and that the market for such capital is underserved relative to larger companies. Companies of this size are generally privately held and are less well known to traditional capital sources such as commercial and investment banks.
Our investments generally range from $5.0 million to $35.0 million per portfolio company. In certain situations, we have partnered with other funds to provide larger financing commitments. We are continuing to operate Triangle SBIC and Triangle SBIC II as SBICs and to utilize the proceeds from the sale of SBA-guaranteed debentures, referred to herein as SBA leverage, to enhance returns to our stockholders. As of , 20 , we had investments in portfolio companies, with an aggregate cost of .
Our principal executive offices are located at 3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina 27612, and our telephone number is 919-719-4770. We maintain a website on the Internet at www.tcap.com. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.
Our Business Strategy
We seek attractive returns by generating current income from our debt investments and capital appreciation from our equity related investments by:

•
Utilizing Long-Standing Relationships to Source Deals.    Our senior management team maintains extensive relationships with entrepreneurs, financial sponsors, attorneys, accountants, investment bankers, commercial bankers and other non-bank providers of capital who refer prospective portfolio companies to us. These relationships historically have generated significant investment opportunities. We believe that our network of relationships will continue to produce attractive investment opportunities.

•
Focusing on Underserved Markets.    The lower middle market has traditionally been underserved. We believe that operating margin and growth pressures, as well as regulatory concerns, have caused financial institutions to de-emphasize services to lower middle market companies in favor of larger corporate clients and more liquid capital market transactions. We believe these dynamics have resulted in the financing market for lower middle market companies to be underserved, providing us with greater investment opportunities.

•
Providing Customized Financing Solutions.    We offer a variety of financing structures and have the flexibility to structure our investments to meet the needs of our portfolio companies. Typically we invest in subordinated debt securities, coupled with equity interests. We believe our ability to customize financing arrangements makes us an attractive partner to lower middle market companies.

•
Leveraging the Experience of Our Management Team.    Our senior management team has extensive experience advising, investing in, lending to and operating companies across changing market cycles. The members of our management team have diverse investment backgrounds, with prior experience at investment banks, commercial banks, and privately and publicly held companies in the capacity of executive officers. We believe this diverse experience provides us with an in depth understanding of the strategic, financial and operational challenges and opportunities of the lower middle market companies in which we invest. We believe this understanding allows us to select and structure better investments and to efficiently monitor and provide managerial assistance to our portfolio companies.

•
Applying Rigorous Underwriting Policies and Active Portfolio Management.    Our senior management team has implemented rigorous underwriting policies that are followed in each transaction. These policies include a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, growth potential and industry attractiveness, which we believe allows us to better assess the company’s prospects. After investing in a company, we monitor the investment closely, typically receiving monthly, quarterly and annual financial statements. We analyze and discuss in detail the company’s financial performance with management in addition to participating in regular board of directors meetings. We believe that our initial and ongoing portfolio review process allows us to monitor effectively the performance and prospects of our portfolio companies.

•
Taking Advantage of Low Cost Debentures Guaranteed by the SBA.    The licenses of Triangle SBIC and Triangle SBIC II to do business as SBICs allow them (subject to availability and continued regulatory compliance) to issue fixed-rate, low interest debentures which are guaranteed by the SBA and sold in the capital markets, potentially allowing us to increase our net investment income beyond the levels achievable by other BDCs utilizing traditional leverage.

•
Financing Our Investment Portfolio with Long-Term Capital.   In addition to proceeds from sales of shares of our common stock and proceeds from issuance of SBA-guaranteed debentures by our SBIC subsidiaries, we have outstanding unsecured notes with original terms of seven to ten years.

•
Maintaining Industry Diversification.    While we focus our investments in lower middle market companies, we seek to invest across various industries. We monitor our investment portfolio to ensure we have acceptable industry balance, using industry and market metrics as key indicators. By monitoring our investment portfolio for industry balance, we seek to reduce the effects of economic downturns associated with any particular industry or market sector. Notwithstanding our intent to invest across a variety of industries, we may from time to time hold securities of a single portfolio company that comprise more than 5.0% of our total assets and/or more than 10.0% of the outstanding voting securities of the portfolio company. For that reason, we are classified as a non-diversified management investment company under the 1940 Act.

Our Investment Criteria
We utilize the following criteria and guidelines in evaluating investment opportunities. However, not all of these criteria and guidelines have been, or will be, met in connection with each of our investments.

•
Established Companies With Positive Cash Flow.    We seek to invest in established companies with a history of generating revenues and positive cash flows. We typically focus on companies with a history of profitability and minimum trailing twelve month EBITDA of $3.0 million. We generally do not invest in start-up companies, distressed situations, “turn-around” situations or companies that we believe have unproven business plans.

•
Experienced Management Teams With Meaningful Equity Ownership.    Based on our prior investment experience, we believe that a management team with significant experience with a portfolio company or relevant industry experience and meaningful equity ownership is essential to the long-term success of the portfolio company. We believe management teams with these attributes are more likely to manage the companies in a manner that protects our debt investment and enhances the value of our equity investment.

•
Strong Competitive Position.    We seek to invest in companies that have developed strong positions within their respective markets, are well positioned to capitalize on growth opportunities and compete in industries with barriers to entry. We also seek to invest in companies that exhibit a competitive advantage, which may help to protect their market position and profitability.

•
Varied Customer and Supplier Base.    We prefer to invest in companies that have varied customer and supplier bases. Companies with varied customer and supplier bases are generally better able to endure economic downturns, industry consolidation and shifting customer preferences.

•
Significant Invested Capital.    We believe the existence of significant underlying equity value provides important support to investments. We look for portfolio companies that we believe have sufficient value beyond the layer of the capital structure in which we invest.

See “Business — Our Investment Criteria” in the accompanying prospectus for a more complete discussion of our investment criteria.
Recent Developments
[Insert description of recent developments at time of offering.]

RISK FACTORS
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured senior indebtedness, including without limitation, the $69.0 million aggregate principal amount of the 2019 Notes and the $80.5 million aggregate principal amount of the 2022 Notes. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of , 20 we had $ outstanding under the Credit Facility. The indebtedness under the Credit Facility is effectively senior to the Notes to the extent of the value of the assets securing such indebtedness.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Triangle and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. A significant portion of the indebtedness required to be consolidated on our balance sheet is held through our SBIC subsidiaries. For example, as of , 20 , Triangle SBIC had issued $ of SBA-guaranteed debentures and has the current capacity to issue up to the statutory maximum of $150.0 million, subject to SBA approval and Triangle SBIC II had issued the statutory maximum of $75.0 million of SBA-guaranteed debentures. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. See “The Company — Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — Financing Transactions” in this prospectus supplement for more detail on the SBA-guaranteed debentures.
Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness, including the SBA-guaranteed debentures, and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from (i) making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings, and (ii) declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase);

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
In addition, the indenture will not require us to offer to purchase the Notes in connection with a change of control or any other event.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity other than as described under “Specific Terms of the Notes and the Offering—Events of Default.”
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. For example, the indenture under which the Notes will be issued does not contain cross-default provisions that are contained in the Credit Facility. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We intend to list the Notes on the [NYSE] within days of the original issue date under the symbol “ .” Although we expect the Notes to be listed on the [NYSE], we cannot provide any assurances that an active trading market will develop or be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
We may choose to redeem the Notes when prevailing interest rates are relatively low.
On or after , 20 , we may choose to redeem the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.
Our amount of debt outstanding will increase as a result of this offering, and if we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
As of , 20 , we had approximately $ of indebtedness, including $ outstanding under the Credit Facility, $69.0 million outstanding from the 2019 Notes, $80.5 million outstanding from the 2022 Notes, and $ outstanding from SBA-guaranteed debentures. Any default under the agreements governing our indebtedness, including a default under the Credit Facility or other indebtedness to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the Credit Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Our ability to generate sufficient cash flow in the future is, to some extent, subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under the Credit Facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs.
If our operating performance declines and we are not able to generate sufficient cash flow to service our debt obligations, we may in the future need to refinance or restructure our debt, including any Notes sold, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the required lenders under the Credit Facility or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt. If we breach our covenants under the Credit Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facility or other debt, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the Credit Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes, the Credit Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.
We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our status as a regulated investment company under Subchapter M of the Code, which will adversely affect our results of operations and financial condition.
We have elected to be treated as a RIC under the Code, which generally will allow us to avoid being subject to corporate-level U.S. federal income tax. To obtain and maintain RIC tax treatment under the Code, we must meet the following annual distribution, income source and asset diversification requirements:

•
The annual distribution requirement for a RIC will be satisfied if we distribute to our stockholders on an annual basis at least 90.0% of our net ordinary income and net short-term capital gain in excess of net long-term capital loss, if any. We will be subject to a 4.0% nondeductible U.S. federal excise tax, however, to the extent that we do not satisfy certain additional minimum distribution requirements on a calendar year basis. Because we use debt financing, we are subject to certain asset coverage ratio requirements under the 1940 Act and may in the future become subject to certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

•	The income source requirement will be satisfied if we obtain at least 90.0% of our income for each year from distributions, interest, gains from the sale of stock or securities or similar sources.

•
The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. To satisfy this requirement, at least 50.0% of the value of our assets must consist of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other acceptable securities; and no more than 25.0% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain RIC tax treatment for any reason and are subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. We may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes. In addition, we could become subject to corporate-level U.S. federal income in the future if Congress decides to alter or eliminate the pass-through tax treatment applicable to RICs under the Code.

SELECTED CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA
The selected historical financial and other data below reflects the consolidated operations of Triangle Capital Corporation and its subsidiaries, including Triangle SBIC and Triangle SBIC II. The selected financial data at and for the fiscal years ended December 31, 20 , 20 , 20 , 20 and 20 have been derived from our financial statements that have been audited by Ernst & Young LLP, an independent registered public accounting firm. Interim financial information for the months ended , 20 is derived from our unaudited financial statements, and in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results for the months ended , 20 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 20 . You should read this selected financial and other data in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included in this prospectus supplement and accompanying prospectus.
[Insert Selected Condensed Consolidated Financial Data of Triangle Capital Corporation reflecting most recently filed financial statements prior to the offering.]
USE OF PROCEEDS
We estimate that the net proceeds we will receive from the sale of the $ aggregate principal amount of Notes in this offering will be approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option), in each case assuming a public offering price of % of par, after deducting the underwriting discount of $ (or approximately $ if the underwriters fully exercise their over-allotment option) payable by us and estimated offering expenses of approximately $ payable by us.
We intend to use the net proceeds of this offering to invest in lower middle market companies in accordance with our investment objective and strategies and for working capital and general corporate purposes. Pending such use, we will invest the net proceeds of this offering primarily in short-term securities consistent with our BDC election and our election to be taxed as a regulated investment company, or RIC. See “Regulation — Temporary Investments” in the accompanying prospectus.

CAPITALIZATION
The following table sets forth our capitalization as of , 20 .
This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 20
(Unaudited)
Cash and cash equivalents	$
Debt:
SBA-guaranteed debentures payable
Borrowings under credit facility
2019 Senior Notes
2022 Senior Notes
Total Debt
Net Assets:
Common stock, par value $0.001 per share; shares authorized, shares outstanding
Additional paid-in capital
Investment income in excess of distributions
Accumulated realized gains on investments
Net unrealized appreciation of investments
Total net assets
Total capitalization	$

RATIOS OF EARNINGS TO FIXED CHARGES
For the years ended December 31, 20 , 20 , 20 , 20 , and 20 and the months ended , 20 , the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Months Ended , 20
Earnings to Fixed Charges(1)
For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax provision (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and credit facility fees and amortization of deferred financing fees.

(1)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

•
Excluding net unrealized gains or losses, the earnings to fixed charges ratio would be for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 and for the months ended , 20 .

•
Excluding net realized and unrealized gains or losses, the earnings to fixed charges ratio would be for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 , for the year ended December 31, 20 and for the months ended , 20 .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the combined and consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus.
The following discussion is designed to provide a better understanding of our unaudited consolidated financial statements for the months ended , 20 , including a brief discussion of our business, key factors that impacted our performance and a summary of our operating results. The following discussion should be read in conjunction with the unaudited financial statements and the notes thereto included elsewhere in this prospectus supplement, and the audited financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 20 contained in the accompanying prospectus. Historical results and percentage relationships among any amounts in the financial statements are not necessarily indicative of trends in operating results for any future periods.

[Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury (the “Treasury Regulations”), rulings and pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	tax-exempt organizations;

•	passive foreign investment companies;

•	persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.
In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes are sold to the public for cash). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.
If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the Notes indirectly through ownership of their partnership interests.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders
The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a “U.S. holder” of the Notes. As used herein, “U.S. holder” means a beneficial owner of the Notes who is for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Payments of Interest
Stated interest on the Notes generally will be taxable to a U.S. holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. holder’s method of tax accounting for U.S. federal income tax purposes.
Sale or Other Taxable Disposition of Notes
A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note less any principal payments received by the U.S. holder. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and backup withholding when such holder receives interest payments on the Notes held or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the Notes). Certain holders generally are not subject to information reporting or backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, ordinarily is his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.
U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.
Unearned Income Medicare Contribution
A tax of 3.8% will be imposed on the amount of “net investment income,” in the case of an individual, or undistributed

“net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the Notes. Qualified pension trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.
Non-U.S. Holders
The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. holder” of the Notes. A “Non-U.S. holder” is a beneficial owner of the Notes who is not a U.S. holder or a partnership for federal income tax purposes. Special rules may apply to Non-U.S. holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the U.S. Such Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them including any reporting requirements.
Payments of Interest
Generally, interest income paid to a Non-U.S. holder that is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business is subject to withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). Nevertheless, interest paid on a note to a Non-U.S. holder that is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•
such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
either (1) the Non-U.S. holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. holder, has received from the Non-U.S. holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. holder provides us or our agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. holder’s country of residence or a substantially similar substitute form. A Non-U.S. holder is required to inform the recipient of any change in the information on such statement within 30 days of such change. Special certification rules apply to Non-U.S. holders that are pass-through entities rather than corporations or individuals.
If interest paid to a Non-U.S. holder is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a U.S. permanent establishment to which such interest is attributable), then, the Non-U.S. holder will be exempt from U.S. federal withholding tax, so long as the Non-U.S. holder has provided an IRS Form W-8ECI or substantially similar substitute form stating that the interest that the Non-U.S. holder receives on the Notes is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States. In such a case, a Non-U.S. holder will be subject to tax on the interest it receives on a net income basis in the same manner as if such Non-U.S. holder were a U.S. holder. In addition, if the Non-U.S. holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.
Sale or Other Taxable Disposition of Notes
Any gain realized by a Non-U.S. holder on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a U.S. permanent establishment to which such gain is attributable); or

•
the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, certain conditions are met and the Non-U.S. holder is not eligible for relief under an applicable income tax treaty.

A Non-U.S. holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. holder were a U.S. holder, and if such Non-U.S. holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. holder is not considered a resident of the United States.
Information Reporting and Backup Withholding
A Non-U.S. holder generally will not be subject to backup withholding and information reporting with respect to payments that we make to the Non-U.S. holder, provided that we do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given us the statement described above under “Non-U.S. holders — Payments of Interest.” In addition, a Non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, the amount of interest that we pay to any Non-U.S. holder on the Notes will be reported to the Non-U.S. holder and to the IRS annually on an IRS Form 1042-S, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.
A Non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Legislation enacted in 2010 imposes a withholding tax of 30% on payments of interest or gross proceeds from the disposition of a debt instrument paid after December 31, 2012 to certain non-U.S. entities, including certain foreign financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its United States account holders and its United States owners. The date for implementation of these rules generally was extended by the IRS to January 1, 2014 for payments of fixed or determinable annual or periodic (FDAP) income, including interest, and to January 1, 2015 for other “withholdable payments,” including payments of gross proceeds. After these dates, payments of interest on, or gross proceeds from the sale of, the notes made to a non-United States entity generally will be subject to the new information reporting regime; however, the new withholding obligations will only apply to obligations issued after March 18, 2012, and proposed Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. Congress delegated broad authority to the United States Treasury Department to promulgate regulations to implement the new withholding and reporting regime. It cannot be predicted whether or how any regulations promulgated by the United States Treasury Department pursuant to this broad delegation of regulatory authority will affect holders of the notes. Prospective purchasers of the notes should consult their own tax advisors regarding the new withholding and reporting provisions.

UNDERWRITING
[ ] are acting as the representatives of the underwriters of this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Name	Principal Amount

Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We expect that delivery of the Notes will be made against payment therefor on or about     , 20 , which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.
Commissions and Discounts
An underwriting discount of     % per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the over-allotment option.
The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	Without Option	With Option
Public offering price	%	$	$
Underwriting discount	%
Proceeds, before expenses, to us	%
The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority members at the public offering price less a concession not in excess of     % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us.
Over-allotment Option
We have granted an option to the underwriters to purchase up to an additional $ aggregate principal amount of the Notes offered hereby at the public offering price within days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of [ ], other than certain private sales of debt securities to a limited number of institutional investors. This consent may be given at any time without public notice.
Listing
The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the [NYSE]. We expect trading in the Notes on the [NYSE] to begin within days after the original issue date under the trading symbol “ .” Currently there is no public market for the Notes.
We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilization, Short Positions
In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Electronic Offer, Sale and Distribution of Notes
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any Notes.

Other Relationships
Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates. Additionally, affiliates of [ ], underwriters in this offering, act as lenders and/or agents under our $ credit facility.
The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]
[Describe if underwriters receiving proceeds of offering, if required by FINRA.]
[Insert principal business addresses of underwriters.]
[Insert applicable legends for jurisdictions in which offers and sales may be made.]
LEGAL MATTERS
Certain legal matters will be passed upon for us by Morrison & Foerster LLP, Washington, DC. Certain legal matters in connection with this offering will be passed upon for the underwriters by [ ].

PRIVACY NOTICE
We are committed to protecting your privacy. This privacy notice explains the privacy policies of Triangle. This notice supersedes any other privacy notice you may have received from Triangle.
We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, and number of shares you hold. This information is used only so that we can send you annual reports and other information about us, and send you proxy statements or other information required by law.
We do not share this information with any non-affiliated third party except as described below.

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The People and Companies that Make Up Triangle. It is our policy that only our authorized employees who need to know your personal information will have access to it. Our personnel who violate our privacy policy are subject to disciplinary action.

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Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.

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Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

AVAILABLE INFORMATION
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements, code of ethics and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

$
% [Senior] Notes due 20

P R O S P E C T U S    S U P P L E M  E N T

[Underwriters]

The date of this prospectus supplement is                     , 20 .